Exhibit 99.6
Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705

news release for immediate release	714.667.8252 main 714.667.6860 fax www.grubb-ellis.com

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Amends Credit Facility
SANTA ANA, Calif. (Oct. 1, 2009) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that the company and its lead bank, Deutsche Bank Trust Company Americas, have amended the company’s senior secured credit facility effective September 30, 2009.
The amendment provides a 60-day extension and defers until November 30, 2009, the $27.3 million Partial Prepayment of the facility originally due on September 30, 2009. The amendment also gives the company a one time right to prepay the facility in full for a reduced principal amount equal to approximately 65 percent of the aggregate principal amount outstanding at the time of prepayment. The amendment allows for a one-time infusion of $5 million from the company’s largest stockholder, or affiliate thereof, that may be used for working capital purposes.
In issuing the announcement, Grubb & Ellis said it views the amendment as a constructive step between the company and its lenders to facilitate completion of its efforts to recapitalize the company and further stabilize its balance sheet.
About Grubb & Ellis Company
Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax-deferred 1031 exchanges, mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.
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10/1/2009
Grubb & Ellis Company Reaches Agreement with Banking Partner to Amend Credit Facility
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, the ability of future revenue growth, market trends, new business opportunities and investment programs, certain combined financial information regarding Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the reduction in borrowing capacity under the company’s current credit facility, and the additional limitations with respect thereto; (vi) the company’s continuing ability to make interest and principal payments with respect to its credit facility; (vii) the ability of the company to return to compliance with the NYSE’s continued listing standards; (viii) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (ix) the success of current and new investment programs; (x) the success of new initiatives and investments; (xi) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular and (xii) other factors described in the company’s annual report on Form 10-K for the fiscal year ending December 31, 2008, Form 10-Q for the three-month periods ending March 31, 2009 and June 30, 2009 and in other current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The company does not undertake any obligation to update forward-looking statements.
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